EXHIBIT 23.2

             Consent of KPMG Peat Marwick LLP, Independent Auditors

The Board of Directors
CS Financial Corporation:

We consent to the use of our reports dated February 13, 1998 and February 12, 1997 that relate to the consolidated financial statements of CS Financial Corporation and Subsidiary, included herein and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

/s/ KPMG Peat Marwick LLP


Cleveland, Ohio
September 14, 1998